Exhibit 1.01

Conflict Minerals Report of Kornit Digital Ltd.

Introduction

This is the Conflict Minerals Report of Kornit Digital Ltd. (“Kornit,” “we,” the “Company” or “our company”) for calendar year 2025 in accordance with Rule 13p-1 of the Securities Exchange Act of 1934 (the “Rule” and the “Exchange Act”), respectively, and Form SD. The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to “Conflict Minerals” as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). Conflict Minerals are defined by the SEC as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten. The Rule imposes certain reporting obligations on companies whose securities are registered under the Exchange Act (“registrants”) whose products contain Conflict Minerals that are necessary for the functionality or production of their products. If a registrant has reason to believe that any of those Conflict Minerals may have originated in the Democratic Republic of the Congo (the “DRC”) or a country that shares an internationally recognized border with the DRC (collectively, “Covered Countries”) or is unable to determine the country of origin of those Conflict Minerals, and is unable to determine that those Conflict Minerals originated solely from recycled and/or scrap sources, the registrant is required to submit a Conflict Minerals Report to the SEC that includes a description of the measures it took to exercise due diligence on the Conflict Minerals’ source and chain of custody. As part of the Company’s commitment to human rights, it has reviewed the supply chain for its products in accordance with the guidance provided by European Union (“EU”) regulations and has contacted its suppliers for information regarding Conflict Minerals that may have been sourced from conflict-affected or high-risk areas (“CAHRAs”).

Business Overview

Kornit develops, designs and markets innovative digital printing solutions for the global printed textile industry. Our vision is to facilitate the industry’s transition from analog processes to digital production methods that address contemporary supply, demand and environmental dynamics. We focus on the high throughput direct-to-garment (“DTG”), DTG Mass Production and Direct-to-Fabric segments of the printed textile industry. Our solutions include our proprietary digital printing systems, ink, and other consumables, associated software and value-added services that allow for printing large scale short and longer runs of complex images and designs directly on finished garments and fabrics. Our customers include fulfillers and demand generators, such as brands, licensors, and content creators, primarily within the fashion, apparel and home décor segments of the industry.

Our company was founded in 2002 in Israel, shipped its first system in 2005 and, as of December 31, 2025, had approximately 802 active customers globally. As of December 31, 2025, we had 633 employees located primarily across four regions: Israel, the Americas, Europe and Asia Pacific. In the year ended December 31, 2025, we generated revenues of $208.2 million, representing an increase of 2.1% as compared with the prior fiscal year. In the year ended December 31, 2025, we generated 58.7% of our revenues from the Americas region, 24.8% from the Europe, Middle East and Africa region, 10.6 % from the Asia Pacific region and 5.8 % from other regions.

Our solutions significantly reduce production lead times and enable our customers to produce smaller quantities of individually printed designs more effectively, sustainably, and cost-efficiently compared to analog methods of production. While macroeconomic conditions, customer capacity utilization and foreign exchange movements may affect short-term demand and system utilization levels, growth in our installed base, including both traditionally sold systems and All-Inclusive Click (AIC™) deployments, has expanded our long-term recurring revenue opportunity. Our solutions are also differentiated from other digital methods of production because they eliminate the need to pre-treat fabrics prior to printing, thereby offering our customers the ability to digitally print high quality images and designs on a variety of fabrics in a streamlined and environmentally friendly manner.

We have developed and offer a broad portfolio of differentiated digital printing solutions for the DTG market that provide answers to challenges faced by participants in the global printed textile industry. Our DTG solutions utilize our patented wet-on-wet printing methodology, which eliminates the common practice of separately coating and drying textiles prior to printing. This methodology also enables printing on a wide range of untreated fabrics, including cotton, wool, polyester, lycra, and denim. Our patented NeoPigment® ink and other consumables, have been specially formulated to be compatible with our systems and overcome the quality-related challenges that pigment-based inks have traditionally faced when used in digital printing. Our software solutions simplify workflows in the printing process, by offering a complete solution from web order intake through graphic job preparation and execution.

Building on the expertise and capabilities that we have accumulated in developing and offering differentiated solutions for the industrial DTG market, we also offer an industrial digital printing solution, the Presto MAX, which targets the on-demand Direct-to-Fabric market. While the DTG market generally involves printing on finished garments, the Direct-to-Fabric market is focused on printing on fabrics that are subsequently converted into finished garments, home décor, and other items. The Presto MAX, like our predecessor Direct-to-Fabric products, the Presto and the Allegro, utilize our proprietary wet-on-wet printing methodology and house an integrated drying and curing system. It offers the sole single-step, eco-friendly, stand-alone industrial Direct-to-Fabric digital textile printing solution available on the market, following its predecessors the Presto and the Allegro. We primarily sell the Presto MAX to innovative web-based businesses operating on-demand models that require a high degree of variety and limited quantity orders, as well as to fabric converters, which source large quantities of fabric and convert the untreated fabrics into finished materials to be sold to garment and home décor manufacturers. We believe that with the Presto MAX we are well positioned to take advantage of the growing trend towards customized fashion, home décor and on-demand fabric printing, where there is an increased focus on sustainable production. We began selling the Presto MAX commercially in 2021, two years after having introduced our Direct-to-Fabric digital textile printing solution, the Presto, in 2019.

Our go-to-market strategy consists of a hybrid model of indirect and direct sales, with a trend towards adopting a direct sales model in certain key markets. We have historically generated a significant portion of our sales through a global network of independent distributors and value-added resellers that we refer to as our channel partners. Our channel partners, in turn, sell the solutions they purchase from us to customers for whom we provide installation services, or sell and install our solutions on their own. Our channel partners work closely with our sales force and assist us by identifying potential sales targets, closing new business, and maintaining relationships with, and, in certain jurisdictions, providing support directly to our customers.

Our business model is characterized by an installed base of systems that drive recurring sales of ink and other consumables. Our ink and consumables are formulated to enable our systems to operate at high throughput levels while maintaining print quality. We continue to evaluate additional business models designed to address evolving customer needs.

We seek to expand our global customer base, including web-to-print businesses and high-volume production environments. We also focus on increasing sales to existing customers, particularly sales of ink and other consumables. In addition, we pursue opportunities in the screen replacement market through our Apollo platform, which is designed to address high-volume production environments and expand our recurring consumables opportunity. We also evaluate opportunities to extend our serviceable addressable market by introducing new features and functionality that enhance the capabilities of our systems and inks and enable printing on additional media types. These initiatives are supported by continued investment in our sales organization, application development, product innovation and channel relationships.

We introduced the AIC™ model in 2024 as an alternative business model designed to expand access to our solutions and increase recurring revenue. In an AIC™ transaction, we provide a full solution to the customer, including the printing system, ink and other consumables, service, software and training, and the customer pays a fixed price per impression. Customers are ordinarily subject to minimum annual commitments, which are intended to provide a baseline level of recurring revenue, subject to customer performance and contractual terms, including termination fees in case of early termination.

Conflict Mineral Rule Overview, Scope, and Covered Products:

In accordance with our Conflict Minerals Policy, which can be viewed at: http://www.kornit.com/conflict-minerals-policy/, which is not incorporated by reference herein, we have concluded in good faith that during the 2025 calendar year, we have manufactured and contracted to manufacture products containing all four Conflict Minerals and have determined that the use of these minerals is necessary to the functionality or production of our products.

Accordingly, we have conducted due diligence on our minerals supply chain according to the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (2016) and related Supplements (the “OECD Due Diligence Guidance”). It should be noted that our company does not directly purchase or procure raw materials from the mine sites, as we are a downstream company. Instead, we (or our suppliers) purchase cassiterite, columbite-tantalite (coltan), wolframite, gold, or their derivatives, which presently are limited to tin, tantalum, tungsten, and gold (collectively “3TG”) - related materials, after processing by smelters or refiners.

We are committed to ethical practices and compliance with all applicable laws and regulations, including responsible sourcing practices and ensuring that we do not benefit, directly or indirectly, from the propagation of armed conflict or human rights abuses in areas of conflict, such as the CAHRAs. The goal of our due diligence process is not to eliminate sourcing from the CAHRAs, but rather to ascertain, to our best possible knowledge and per the requirements of the Rule, the most reasonable country of origin of the Conflict Minerals that were necessary to the functionality or production of our products manufactured or contracted to manufacture in 2025, as detailed in the “Reasonable Country of Origin Inquiry (“RCOI”)” section below, and (as described in the “Due Diligence Performed” section below) to reduce the risk that if the Conflict Minerals used in our products originated in the CAHRAs, they directly or indirectly financed armed groups in the CAHRAs.

Reasonable Country of Origin Inquiry (RCOI)

In furtherance of our RCOI, we have contacted our suppliers for information regarding Conflict Minerals that may have been sourced from CAHRAs. We performed an RCOI simultaneously with the due diligence phase through which we sought to determine whether the Conflict Minerals necessary for the functionality or production of our products did or did not receive a compliant or active designation from the Responsible Minerals Initiative’s (“RMI”) independent smelter and refiner validation program, i.e., the Responsible Minerals Assurance Process (“RMAP”). This was conducted simultaneously due to the large number of applicable suppliers from which we source materials that we surveyed and the timeframe in which we needed to complete both the RCOI and due diligence efforts. Our RCOI employed several methods to assess whether the necessary Conflict Minerals in our products originated, or likely originated, from CAHRAs.

Based on our RCOI, we concluded that we have reason to believe that a portion of the Conflict Minerals that are necessary for the functionality of our products originated, or likely originated, in the CAHRAs, and have reason to believe that those necessary Conflict Minerals may not be from entirely recycled or scrap sources. As part of our commitment to responsible sourcing, we do not seek to eliminate the sourcing of Conflict Minerals from the CAHRAs, but rather to source the necessary minerals from sources that do not directly or indirectly finance or benefit armed groups in those locations. The results of our RCOI are set forth in Annex 2 to this Conflict Minerals Report.

Based on the conclusion of our RCOI, we conducted further due diligence activities and have detailed those efforts below in this Conflict Minerals Report.

Due Diligence Design

In accordance with the Rule and Form SD, we undertook due diligence to determine whether the Conflict Minerals necessary for the functionality or production of our products, which were manufactured, or contracted to manufacture in 2025, originated from smelters or refiners (“SoRs”) that have received a compliant or active designation from the RMI’s RMAP third-party audit program for smelters or refiners. We designed our due diligence measures to be in conformity, in all material respects, with the internationally recognized due diligence framework as set forth in the OECD Due Diligence Guidance and related supplements for Conflict Minerals.

The five steps described in the OECD Due Diligence Guidance are: (1) establishment of strong internal company management systems; (2) identification and assessment of risks in the supply chain; (3) design and implementation of a strategy to respond to risks as they are identified; (4) carrying out independent third-party audits of smelters’ and refiners’ due diligence practices; and (5) reporting annually on supply chain due diligence.

Due Diligence Performed

The due diligence measures we undertook consisted primarily of:

1. Establishing strong internal company management systems

We reviewed and maintained our management systems that had been previously established through the following actions:

●	Reinforced expectations to suppliers concerning smelters and refiners: As part of our policy, Kornit strives to only use 3TG minerals from smelters or refiners that have been audited and verified as conflict-free compliant or active by the RMAP and requires its suppliers to only source 3TG minerals from verified smelters or refiners. More information on our sourcing expectations of suppliers can be found in our Conflict Minerals Policy, which is available at the following link: http://www.kornit.com/conflict-minerals-policy/, which is not incorporated by reference herein.

●	Updated the Conflict Minerals Governance Charter to set the Conflict Minerals annual work plan including: our steps for compliance, objectives, timelines, internal management and cross functional team (such as supplier management, engineering, finance and legal) with identified roles and responsibilities, all to support supply chain due diligence.

●	Established a process whereby we engage with suppliers and refer them to training materials online, materials that include an overview of the relevant Conflict Minerals regulations and provide instructions on how to respond to the due diligence survey (that was based on the Conflict Minerals Reporting Template of at least version 6.31 or above).

●	Maintained a Conflict Minerals provision in our standard Terms and Conditions of Purchase to require suppliers to fully support Kornit’s efforts to keep its supply chain free from Conflict Minerals and comply with applicable governmental laws.

●	Maintained a process whereby we communicate the due diligence efforts to customers, suppliers and other relevant functions in our organization, as applicable.

●	Maintained a grievance mechanism whereby concerns and violations of the Conflict Minerals Policy should be reported to Kornit’s Chief Financial Officer and/or Global Product Regulation and Sustainability Manager (at Nir.Gonen@kornit.com).

●	Maintain relevant records for a minimum of five years.

2. Identifying and assessing risks in the supply chain

As part of our risk-based approach, we have decided to focus on electronics suppliers and manufacturers. We assessed two primary risks in our supply chain: (1) the risk of not receiving timely and accurate information from the supplier; and (2) the risk of not being able to replace a supplier while trying to move towards the goal of responsibly sourcing all of the minerals and/or materials used in our products.

Based on this assessment method, we segmented our suppliers into three risk levels (high, medium and low). In order to allow us to invest our risk management efforts according to the supplier level of risk, we referred to Conflict Minerals-related risks based on a supplier’s characteristics, such as: the volume of our spending with that supplier during 2025 and the extent to which we are dependent upon any particular supplier or, conversely, the availability of alternative suppliers.

We sent periodic reminders to any non-responsive suppliers to provide surveys or updated responses. We have identified, to the best of our efforts, the smelters/refiners in the supply chain by conducting a supply chain survey using the CMRT version 6.31 and above, which requests suppliers and manufactures to identify smelters or refiners and the country of origin, or likely country of origin, of the conflict minerals in the products that they supply to us. In addition, we compared smelters or refiners identified in the supply chain survey against the list of facilities that have received a compliant or active designation from RMAP, or other independent third-party audit programs. We documented the country of origin, or likely country of origin, information for the smelters or refiners identified in the supply chain survey as provided from the different sources, as reported in Annex 2.

3. Designing and implementing a strategy to respond to identified risks

The findings of the supply chain risk assessment and due diligence process are reported to designated members of our senior management team — our CEO, CFO, EVP Operations, General Counsel and ESG Director, and Supply Chain Director, who are updated regarding major findings and/or red flags, as they arise. As part of our risk management strategy, we continue to conduct business with any flagged supplier while we investigate such supplier’s’ sourcing practices.

We contact suppliers whose responses are identified as incomplete, inconsistent or inaccurate. We also review supplier responses to track smelters or refiners in our supply chain that supply us with Conflict Minerals and have not received a compliant or active designation based on the RMI’s RMAP or other independent third-party validation programs.

We referred suppliers to training materials online that included an overview of the Rule and instructions on how to complete the Conflict Minerals Reporting Template. We also sent follow up letters to unresponsive suppliers as well as those suppliers that declared the existence of Conflict Minerals in their supply chain from the CAHRAs from uncertified smelters or refiners, according to the RMI’s Standard Smelter List that provides an indication of all of the smelters or refiners that are conformant or active according to the RMAP audit. These are suppliers that we classify as high risk.

Our supply chain due diligence is a dynamic process and requires on-going risk monitoring. Therefore, after implementing our risk mitigation strategy, we repeat Step 2 of the OECD guidelines to ensure effective management of risks. We have established procedures for employees, stakeholders, direct suppliers, and customers to communicate concerns about our responsible sourcing policies.

4. Carrying out/reviewing independent third-party audits of smelter/refiner due diligence practices

We are a downstream company and are multiple layers removed from the smelters or refiners that directly process the minerals and mineral ores that are essential to the production or functionality of our products, i.e., the necessary Conflict Minerals. Our constitution as a downstream company means that we do not directly perform audits of the smelters or refiners in its mineral supply chain. As a result, our due diligence efforts relied on reviewing information on the status of smelters or refiners participating in third-party audit programs and cross-industry initiatives, such as those led by the RMI’s RMAP.

5. Preparing an annual report on supply chain due diligence

Kornit’s Conflict Mineral Policy states that we will comply with Section 1502 of the Dodd Frank Act, which includes filing a Form SD and this Conflict Minerals Report with the SEC annually and posting such report publicly on our website at:

https://ir.kornit.com/financial-information/sec-filings?items_per_page=10&page=2 .. We have included such report on our website for the calendar year of 2025.

Results of Assessment

We conducted a supply-chain survey of the 375 direct suppliers and manufacturers that we identified as contributing the necessary Conflict Minerals to our products. Based on the survey, we are unable to determine with any level of certainty as to whether or not the Conflict Minerals used in our products may or may not have directly or indirectly financed armed groups in the CAHRAs. The overall response rate to our survey was approximately 79.94%1, which responses contained the names and locations of smelters or refiners (see Annex 1) and the reported countries of origin (see Annex 2) that process Conflict Minerals used in our products.

Of the relevant suppliers that responded to the supply chain inquiry in 2025:

●	1.38% of suppliers were classified as “DRC conflict free”

●	3.67% of suppliers were classified as “Free no 3TG”

●	37.61% of suppliers were classified as “Undefined from DRC”

●	5.96% of suppliers were classified as “Undetermined not from DRC”

●	16.51% of suppliers were classified as “Undetermined from DRC”

●	34.86% of suppliers were classified as “Not from DRC”

Status	2023	2024	2025
Completed CMRT	62.14%	73.97%	79.94%
Out of the suppliers that completed the CMRT in the respective years, the following percentages of suppliers can be classified as follows:
DRC conflict free	0.89%	1.07%	1.38%
Free no 3TG	10.71%	8.18%	3.67%
Undefined from DRC	12.5%	20.64%	37.61%
Undetermined not from DRC	12.05%	7.12%	5.96%
Undetermined from DRC	32.59%	19.93%	16.51%
Not from DRC	31.25%	43.06%	34.86%

The terms above have the following meaning as part of our due diligence efforts:

●	“DRC conflict free” indicates the suppliers that reported that the Conflict Minerals being used in the products provided to Kornit originate from the DRC or the Covered Countries, but the smelters or refiners are approved by the RMI’s RMAP program

[1]	The response rate includes those who reported with the new version and without it.

●	“Free no 3TG” indicates the suppliers that reported that Conflict Minerals are not contained in, nor are they necessary for the functionality or included in the production of, the products provided to Kornit.

●	“Undefined from DRC” indicates the suppliers that reported the Conflict Minerals being used in the products provided to Kornit originate, or likely originate, from the DRC or the Covered Countries. The smelters or refiners are not approved by the RMI’s RMAP.

●	“Undetermined not from DRC” indicates the suppliers that reported the Conflict Minerals being used in the products do not originate from the DRC or the Covered Countries, but that they have not yet concluded their due diligence process so this determination could potentially change. Due diligence for these in-scope suppliers will continue until the status changes or is confirmed.

●	“Undetermined from DRC” indicates the suppliers that reported that the Conflict Minerals being used in the products provided to Kornit originate, or likely originate, in the DRC or the Covered Countries and the smelters or refiners are approved by the RMI RMAP program, but they have not yet concluded their due diligence process, so this determination can potentially change. Due diligence for these in-scope suppliers will continue until the status changes or is confirmed.

●	“Not from DRC” indicates the suppliers that reported sourcing Conflict Minerals, but from countries other than the DRC or the Covered Countries.

We cannot assert with any level of certainty that our conclusions regarding the source, or likely source, and chain of custody of the necessary Conflict Minerals is accurate because we rely exclusively on information provided by our direct suppliers. In this regard, we have made reasonable inquiries in an effort to verify and assess the information provided based on the conclusions of an independent third-party audit program, i.e., the RMI’s RMAP program, or other relevant third-party audit bodies.

Despite the fact that some suppliers indicated that they source from the CAHRAs, these suppliers were unable to accurately report the specific smelters and/or refiners that were part of the supply chain for the components that were sold and which are necessary to the production and/or functionality of our products in 2025. Based on the lack of complete information from our suppliers, we are unable to determine with any level of certainty as to the complete list of facilities used to process those necessary Conflict Minerals, or their country of origin, and to conclude whether or not the Conflict Minerals used in our products may or may not have directly or indirectly financed armed groups in the CAHRAs. Our efforts to determine the mine(s) or location of origin included the use of the due diligence measures described above.

Status of smelters or refiners sourcing minerals to Kornit’s suppliers over the last three years:

Status	2025	2024	2023
Verified Conflict Free	209 (59.88%)	234 (63.76%)	221 (63.32%)
Actively participating in an audit process	5 (1.43%)	4 (1.09%)	4 (1.15%)
Not Participating	135 (38.68%)	129 (35.15%)	124 (35.53%)
Total	349 (100%)	367 (100%)	349 (100%)

Smelters or refiners (sourcing minerals to Kornit’s suppliers) verified as compliant (i.e., conflict free) or actively participating in an audit process, by mineral type, in 2025:

Tin	51 of 73 (69.86%) - (51 compliant and 2 actively audited smelters or refiners)
Tantalum	32 of 35 (91.42%) - (32 compliant and 1 actively audited smelters or refiners)
Tungsten	35 of 59 (59.32%) - (35 compliant and 0 actively audited smelters or refiners)
Gold	91 of 182 (50.00%) - (91 compliant and 2 actively audited smelters or refiners)
Total	209 of 367 (56.94%) - (209 compliant and 5 active smelters or refiners)

Additional Risk Factors

The statements above are based on the RCOI process and supply due diligence that we conducted in good faith for 2025. These statements are based on the information available at the time of the preparation and publication of this report. A number of factors could introduce errors or otherwise may affect our conclusions.

These factors include, but are not limited to, gaps in product or product content information, gaps in supplier data, errors and/or omissions by suppliers, confusion over requirements of the Rule, gaps in supplier education and knowledge, lack of timeliness of data, public information not discovered through a reasonable search, errors in public data, language barriers and translation, supplier unfamiliarity with the Rule, conflict-area sourced materials declared secondary materials, companies that went out of business in 2025, and smuggling of Conflict Minerals to countries beyond the CAHRAs.

We do not collect information from our suppliers on a continuous and real-time basis. Instead, we only collect such information in the context of the CMRTs provided by the suppliers up to the time of the publication of this report. We cannot be certain about our conclusions regarding the source and chain of custody of the necessary Conflict Minerals, as such information comes from direct suppliers, though we do verify their declarations against the conclusions of independent third-party audit programs, such as the RMI’s RMAP program.

Continuous improvement efforts to mitigate risk

We will continue working with our global supply chain in an effort to achieve responsible sourcing and compliance with international regulations, including through the following actions:

●	Continue to conduct and report annually on supply chain due diligence for the applicable Conflict Minerals, as required by the Rule.

●	Work with suppliers that did not respond to our 2025 survey to help them understand the importance of this initiative to Kornit and to encourage their participation in the 2026 survey.

●	Attempt to validate supplier responses using information collected via independent, conflict-free smelter validation programs such as the RMI’s RMAP smelter or refiner validation program.

●	Send follow-up letters to high-risk unresponsive suppliers, and to suppliers with Conflict Minerals from the DRC and the CAHRAs from uncertified smelters.

●	Continue to implement our Conflict Minerals Policy.

●	Enhance use of tools for improved supplier responses.

●	Continue to include or attempt to include a Conflict Minerals flow-down clause in new or renewed supplier contracts.

●	Request suppliers to procure materials through validated smelters or refiners pursuant to the RMI or other approved resources and request suppliers to take mitigating actions in case they do not.

●	Update our Conflict Minerals company procedure.

Annex 1

Reported Names and Locations of Smelters or Refiners

Smelter Metal	Smelter Name	Smelter Country
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Agosi AG	GERMANY
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	ASAHI METALFINE, Inc.	JAPAN
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Gold	Aurubis AG	GERMANY
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden Ronnskar	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	Caridad	MEXICO
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Cendres + Metaux S.A.	SWITZERLAND
Gold	Yunnan Copper Industry Co., Ltd.	CHINA
Gold	Chimet S.p.A.	ITALY
Gold	Chugai Mining	JAPAN
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	Dowa	JAPAN
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN
Gold	JSC Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	Refinery of Seemine Gold Co., Ltd.	CHINA
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA
Gold	LT Metal Ltd.	KOREA, REPUBLIC OF
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Heraeus Germany GmbH Co. KG	GERMANY
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CHINA
Gold	HwaSeong CJ CO., LTD.	KOREA, REPUBLIC OF
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA

Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION
Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	L’azurde Company For Jewelry	SAUDI ARABIA
Gold	Lingbao Gold Co., Ltd.	CHINA
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA
Gold	LS MnM Inc.	KOREA, REPUBLIC OF
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA
Gold	Materion	UNITED STATES OF AMERICA
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	RUSSIAN FEDERATION
Gold	MKS PAMP SA	SWITZERLAND
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Precinox S.A.	SWITZERLAND

Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	Royal Canadian Mint	CANADA
Gold	Sabin Metal Corp.	UNITED STATES OF AMERICA
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	Samwon Metals Corp.	KOREA, REPUBLIC OF
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Super Dragon Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA
Gold	Shandong Gold Smelting Co., Ltd.	CHINA
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA
Gold	Torecom	KOREA, REPUBLIC OF
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Valcambi S.A.	SWITZERLAND
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	Yamakin Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA
Gold	Morris and Watson	NEW ZEALAND
Gold	SAFINA A.S.	CZECHIA
Gold	Guangdong Jinding Gold Limited	CHINA
Gold	Umicore Precious Metals Thailand	THAILAND
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE
Gold	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold	Shandong Humon Smelting Co., Ltd.	CHINA
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	CHINA
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES

Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES
Gold	International Precious Metal Refiners	UNITED ARAB EMIRATES
Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES
Gold	Sudan Gold Refinery	SUDAN
Gold	T.C.A S.p.A	ITALY
Gold	REMONDIS PMR B.V.	NETHERLANDS
Gold	Fujairah Gold FZC	UNITED ARAB EMIRATES
Gold	Industrial Refining Company	BELGIUM
Gold	Shirpur Gold Refinery Ltd.	INDIA
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF
Gold	Marsam Metals	BRAZIL
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN
Gold	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA
Gold	Shenzhen CuiLu Gold Co., Ltd.	CHINA
Gold	Albino Mountinho Lda.	PORTUGAL
Gold	SAAMP	FRANCE
Gold	L’Orfebre S.A.	ANDORRA
Gold	8853 S.p.A.	ITALY
Gold	Italpreziosi	ITALY
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	AU Traders and Refiners	SOUTH AFRICA
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	INDIA
Gold	Sai Refinery	INDIA
Gold	Modeltech Sdn Bhd	MALAYSIA
Gold	Bangalore Refinery	INDIA
Gold	Kyshtym Copper-Electrolytic Plant ZAO	RUSSIAN FEDERATION
Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY
Gold	Pease & Curren	UNITED STATES OF AMERICA
Gold	JALAN & Company	INDIA
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF
Gold	Planta Recuperadora de Metales SpA	CHILE
Gold	ABC Refinery Pty Ltd.	AUSTRALIA
Gold	Safimet S.p.A	ITALY
Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA
Gold	African Gold Refinery	UGANDA
Gold	Gold Coast Refinery	GHANA
Gold	NH Recytech Company	KOREA, REPUBLIC OF
Gold	QG Refining, LLC	UNITED STATES OF AMERICA
Gold	Dijllah Gold Refinery FZC	UNITED ARAB EMIRATES
Gold	CGR Metalloys Pvt Ltd.	INDIA

Gold	Sovereign Metals	INDIA
Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN
Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN
Gold	Augmont Enterprises Private Limited	INDIA
Gold	Kundan Care Products Ltd.	INDIA
Gold	Emerald Jewel Industry India Limited (Unit 1)	INDIA
Gold	Emerald Jewel Industry India Limited (Unit 2)	INDIA
Gold	Emerald Jewel Industry India Limited (Unit 3)	INDIA
Gold	Emerald Jewel Industry India Limited (Unit 4)	INDIA
Gold	K.A. Rasmussen	NORWAY
Gold	Alexy Metals	UNITED STATES OF AMERICA
Gold	MD Overseas	INDIA
Gold	Metallix Refining Inc.	UNITED STATES OF AMERICA
Gold	Metal Concentrators SA (Pty) Ltd.	SOUTH AFRICA
Gold	WEEEREFINING	FRANCE
Gold	Gold by Gold Colombia	COLOMBIA
Gold	Dongwu Gold Group	CHINA
Gold	SAM Precious Metals FZ-LLC	UNITED ARAB EMIRATES
Gold	NOBLE METAL SERVICES	UNITED STATES OF AMERICA
Gold	Coimpa Industrial LTDA	BRAZIL
Gold	SHENZHEN JINJUNWEI RESOURCE COMPREHENSIVE DEVELOPMENT CO., LTD.	CHINA
Gold	TITAN COMPANY LIMITED, JEWELLERY DIVISION	INDIA
Gold	GG Refinery Ltd.	TANZANIA, UNITED REPUBLIC OF
Gold	Attero Recycling Pvt Ltd	INDIA
Gold	Impala Platinum - Platinum Metals Refinery (PMR)	SOUTH AFRICA
Gold	Elite Industech Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold	Gasabo Gold Refinery Ltd	RWANDA
Gold	Minera Titan del Peru SRL (MTP) - Belen Plant	PERU
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	AMG Brasil	BRAZIL
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineracao Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA

Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemical Co., Ltd.	JAPAN
Tantalum	Telex Metals	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET de Mexico	MEXICO
Tantalum	TANIOBIS Co., Ltd.	THAILAND
Tantalum	TANIOBIS GmbH	GERMANY
Tantalum	Materion Newton Inc.	UNITED STATES OF AMERICA
Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	CHINA
Tantalum	5D Production OU	ESTONIA
Tantalum	PowerX Ltd.	RWANDA
Tantalum	Jiangxi Suns Nonferrous Materials Co. Ltd.	CHINA
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	Alpha Assembly Solutions Inc	UNITED STATES OF AMERICA
Tin	PT Premium Tin Indonesia	INDONESIA
Tin	Dongguan Best Alloys Co., Ltd.	CHINA
Tin	Dowa	JAPAN
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Estanho de Rondonia S.A.	BRAZIL
Tin	Fenix Metals	POLAND
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA

Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin	Novosibirsk Tin Combine	RUSSIAN FEDERATION
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Timah Tbk Kundur	INDONESIA
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	Thaisarco	THAILAND
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin	VQB Mineral and Trading Group JSC	VIET NAM
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA
Tin	Magnu’s Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	PT Rajehan Ariq	INDONESIA
Tin	PT Cipta Persada Mulia	INDONESIA
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM
Tin	Resind Industria e Comercio Ltda.	BRAZIL
Tin	Super Ligas	BRAZIL
Tin	Aurubis Beerse	BELGIUM
Tin	Aurubis Berango	SPAIN
Tin	PT Bangka Prima Tin	INDONESIA
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA
Tin	Modeltech Sdn Bhd	MALAYSIA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	Pongpipat Company Limited	MYANMAR
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA

Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CHINA
Tin	Ma’anshan Weitai Tin Co., Ltd.	CHINA
Tin	Luna Smelter, Ltd.	RWANDA
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA
Tin	Precious Minerals and Smelting Limited	INDIA
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	CHINA
Tin	PT Mitra Sukses Globalindo	INDONESIA
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	BRAZIL
Tin	CRM Synergies	SPAIN
Tin	Fabrica Auricchio Industria e Comercio Ltda.	BRAZIL
Tin	PT Putera Sarana Shakti (PT PSS)	INDONESIA
Tin	Mining Minerals Resources SARL	CONGO, DEMOCRATIC REPUBLIC OF THE
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	JAPAN
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	MALAYSIA
Tin	RIKAYAA GREENTECH PRIVATE LIMITED	INDIA
Tin	Woodcross Smelting Company Limited	UGANDA
Tin	Global Advanced Metals Greenbushes Pty Ltd.	AUSTRALIA
Tin	Longnan Chuangyue Environmental Protection Technology Development Co., Ltd	CHINA
Tin	PT Arsed Indonesia	INDONESIA
Tin	P Kay Metal, Inc	UNITED STATES OF AMERICA
Tungsten	A.L.M.T. Corp.	JAPAN
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders LLC	UNITED STATES OF AMERICA
Tungsten	Hunan Jintai New Material Co., Ltd.	CHINA
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA

Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	CHINA
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tungsten	Masan High-Tech Materials	VIET NAM
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA
Tungsten	China Molybdenum Tungsten Co., Ltd.	CHINA
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES
Tungsten	ACL Metais Eireli	BRAZIL
Tungsten	Moliren Ltd.	RUSSIAN FEDERATION
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	JSC “Kirovgrad Hard Alloys Plant”	RUSSIAN FEDERATION
Tungsten	NPP Tyazhmetprom LLC	RUSSIAN FEDERATION
Tungsten	Hubei Green Tungsten Co., Ltd.	CHINA
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	BRAZIL
Tungsten	Cronimet Brasil Ltda	BRAZIL
Tungsten	Artek LLC	RUSSIAN FEDERATION
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	CHINA
Tungsten	OOO “Technolom” 2	RUSSIAN FEDERATION
Tungsten	OOO “Technolom” 1	RUSSIAN FEDERATION
Tungsten	LLC Vostok	RUSSIAN FEDERATION
Tungsten	YUDU ANSHENG TUNGSTEN CO., LTD.	CHINA
Tungsten	HANNAE FOR T Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Tungsten Vietnam Joint Stock Company	VIET NAM
Tungsten	Nam Viet Cromit Joint Stock Company	VIET NAM
Tungsten	MALAMET SMELTING SDN. BHD.	MALAYSIA
Tungsten	DONGKUK INDUSTRIES CO., LTD.	KOREA, REPUBLIC OF
Tungsten	Lianyou Resources Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	CHINA
Tungsten	Philippine Carreytech Metal Corp.	PHILIPPINES
Tungsten	KENEE MINING VIETNAM COMPANY LIMITED	VIET NAM
Tungsten	Philippine Bonway Manufacturing Industrial Corporation	PHILIPPINES
Tungsten	Jing Yuan Tungsten Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	LAOS SOUTHERN MINING SMELTING SOLE CO.,LTD	LAO PEOPLE’S DEMOCRATIC REPUBLIC
Tungsten	S.P.T. spol.s r.o.	CZECHIA
Tungsten	Tungamoy Metals Inc.	KOREA, REPUBLIC OF

Annex 2

Reported Country of Origin

Smelter Country
ANDORRA
AUSTRALIA
AUSTRIA
BELGIUM
BOLIVIA (PLURINATIONAL STATE OF)
BRAZIL
CANADA
CHILE
CHINA
COLOMBIA
CONGO, DEMOCRATIC REPUBLIC OF THE
CZECHIA
ESTONIA
FRANCE
GERMANY
GHANA
INDIA
INDONESIA
ITALY
JAPAN
KAZAKHSTAN
KOREA, REPUBLIC OF
KYRGYZSTAN
LAO PEOPLE’S DEMOCRATIC REPUBLIC
LITHUANIA
MALAYSIA
MEXICO
MYANMAR
NETHERLANDS
NEW ZEALAND
NORWAY
PERU
PHILIPPINES
POLAND
PORTUGAL
RWANDA
SAUDI ARABIA
SINGAPORE
SOUTH AFRICA
SPAIN
SUDAN
SWEDEN
SWITZERLAND
TAIWAN, PROVINCE OF CHINA
TANZANIA, UNITED REPUBLIC OF
THAILAND
UGANDA
UNITED ARAB EMIRATES
UNITED STATES OF AMERICA
UZBEKISTAN
VIET NAM
ZIMBABWE